Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made as of August 13, 2004 (the “ Amendment Closing Date”) by and among AKORN, INC., a Louisiana corporation (the “Akorn”), AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn New Jersey”, and together with Akorn, the “Companies” and each a “Company”), DR. JOHN N. KAPOOR, THE JOHN N. KAPOOR TRUST DTD 9/29/89, LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (as hereinafter defined) (in such capacity, the “Administrative Agent”), and the financial institutions signatory hereto.

RECITALS

     A.     The Administrative Agent, the Companies and certain other financial institutions (the “Lenders”), entered into a Credit Agreement dated as of October 7, 2003 (as may be amended, restated, modified, and supplemented, the “Credit Agreement”).

     B.     The Administrative Agent, the Companies and the Lenders signatory hereto desire to enter into this Amendment for the purpose of, among other things, (i) amending and adding certain definitions, (ii) deleting Section 10.13, (iii) amending Section 11.14, (iv) waiving certain “Events of Default” which have occurred or may occur relating to Sections 10.1.1, 10.11 and 11.14 and (v) amending the Kapoor Guaranty, all of the foregoing subject to conditions and terms set forth herein.

AGREEMENT

     In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Definitions. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

     2.     Amendments. Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:

            (a)     The definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period plus, solely for the purposes of determining EBITDA for the Fiscal Year 2003, the Decatur Add Back and the Refinancing Expense Add Back.

            (b)     The definition of “Computation Period” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Computation Period means each period of twelve consecutive calendar months ending on the last day of a calendar month; provided that for the purpose of determining compliance with Section 11.14.1, the Computation Period used in such determination for any Computation Period ending in the 2004 calendar year, shall be the period beginning January 1, 2004 and ending on the last day of the applicable calendar month.

            (c)     The following new definitions are hereby added in Section 1.1 of the Credit Agreement in proper alphabetical order:

Decatur Add Back means an amount not to exceed $860,000 associated with the cost of shutting down Akorn’s facility located in Decatur, Illinois in December 2003.

Refinancing Expense Add Back means an amount not to exceed $3,400,000 associated with non-recurring legal and consulting expenses incurred in the month of October 2003 in connection with the Loan Documents and the Related Transactions.

            (d)     Section 10.13 of the Credit Agreement is hereby deleted in its entirety.

            (e)     Section 11.14.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            “11.14 Financial Covenants.

11.14.1      EBITDA.      Not Permit EBITDA for any Computation Period to be less than the applicable amount set forth below for such Computation Period:

Computation
Period Ending	EBITDA
March 31, 2004	$1,100,000
April 30, 2004	$1,100,000
May 31, 2004	$1,100,000
June 30, 2004	$1,800,000
July 31, 2004	$1,800,000
August 31, 2004	$1,800,000
September 30, 2004	$3,600,000
October 31, 2004	$3,600,000
November 30, 2004	$3,600,000

December 31, 2004, and the last day of each Computation Period thereafter $5,500,000

     11.14.2     Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less 1.25:1.00 for the Computation Period ending on December 31, 2004 and for each Computation Period thereafter.

     11.14.3     Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio for any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation	Senior Debt to
Period Ending	EBITDA Ratio
December 31, 2004 and the last day of each Computation Period thereafter ending on or before May 31, 2005	1.75
June 30, 2005 and the last day of each Computation Period thereafter	1.50

     11.14.4     Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio to exceed 3.50:1.00 for the Computation Period ending on December 31, 2004 and for each Computation Period thereafter.

     11.14.5     Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in Fiscal Year 2003 to exceed $1,900,000 and in any Fiscal Year thereafter to exceed $3,200,000.”

     3.     Waiver. Upon the terms and subject to the conditions set forth in this Amendment, including the satisfaction of the conditions set forth in Section 8 hereof, the Administrative Agent and the Lenders signatory hereto hereby waive any Event of Default (a) under Section 13.1.5(b) of the Credit Agreement arising out of (i) the Companies’ noncompliance with Section 10.1.1 of the Credit Agreement relating solely to the adverse reference to the going concern value of the Companies contained in the annual audit report delivered by the Companies for Fiscal Year 2003 and (ii) Section 10.11 of the Credit Agreement relating solely to the Companies’ failure to comply with provisions of Section 10.11 of the Credit Agreement and (b) Section 13.1.5(a) of the Credit Agreement relating to the Companies’ failure to comply with Section 11.14.1 of the Credit Agreement for the Computation Periods ending on December 31, 2003, January 31, 2004, February 29, 2004 and March 31, 2004. This waiver by the Administrative Agent and the Lenders party hereto shall not operate as a consent or waiver of

(y) any other right, power or remedy of the Administrative Agent or the Lenders under the Loan Documents, or (z) any other Event of Default under the Credit Agreement.

     4.     Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Company jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:

            (a)     Each Company is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

            (b)     Each Company is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.

            (c)      The execution, delivery and performance by the Companies of this Amendment do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of any Company or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Company or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Company.

            (d)     This Amendment is the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.

            (e)      The representations and warranties in the Loan Documents (including but not limited to Section 9 of the Credit Agreement) are true and correct in all material respects with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).

            (f)      Except as specifically waived in this Amendment, no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

     5.     Affirmation. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents are and shall continue in full force and effect and each Company hereby fully ratifies and affirms each Loan Document to which it is a party. Reference in any of this Amendment, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement and the Kapoor Guaranty as amended hereby and as further amended, modified, restated, supplemented or extended from time to time. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents.

     6.     Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be effective as delivery of an original counterpart.

     7.     Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

     8.     Conditions to Amendment. This Amendment shall become effective upon the satisfaction in full of all of the following conditions precedent, each of which shall be satisfactory to the Administrative Agent and the Lenders:

            (a)     Amendment. The Companies shall have executed and delivered to the Administrative Agent this Amendment.

            (b)     Payment of Fee. Receipt by the Administrative Agent of a non-refundable amendment fee in the amount of $25,000.

            (c)     Officer’s Certificate. Each of the Companies shall have delivered a certificate of an officer of the each Company (i) evidencing that all corporate proceedings required to authorize the execution and delivery of this Amendment and all other documents relating hereto on behalf of the Companies have been duly taken, and (ii) which sets forth the names, offices and specimen signatures of the officers of such Company who are authorized to execute this Amendment and such other documents on behalf of such Company.

The date upon which such events have occurred is the “Effective Date.”

     9.     Conditions Subsequent to Effective Date. As promptly as practicable and in any event prior to September 13, 2004 (or such longer period as the Administrative Agent shall approve), the Companies shall satisfy in full of all of the conditions, each of which shall be satisfactory to the Administrative Agent and the Lenders, set forth in Section 10.11 of the Credit Agreement. The Companies acknowledge and agree that any breach of this Section 9 shall constitute an immediate Event of Default under the Credit Agreement.

     10.     Further Assurances. Each Company agrees to execute and deliver in form and substance satisfactory to the Lender such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents, as amended hereby.

     11.     APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.

     12.     Amendment to the Kapoor Guaranty. Upon the Effective Date, the Administrative Agent and each of the Lenders consent to and hereby amend the Kapoor

Guaranty such that (i) the dollar amount “$5,500,000” set forth in fourth unnumbered paragraph of the Kapoor Guaranty following Recital (B) is replaced with the dollar amount “$4,000,000” (such that the “L/C Collateralized Guaranty Amount” shall hereafter be $4,000,000), and (ii) the fifth unnumbered paragraph of the Kapoor Guaranty following Recital (B) is hereby amended and restated in full as follows:

     “Notwithstanding anything to the contrary set forth herein, the Uncollateralized Guaranty Amount shall be reduced to the amounts set forth below if EBITDA of Akorn and its Subsidiaries is at or above the level specified below for the corresponding period (such reduction to be effective as provided below):

		Uncollateralized
		Guaranty
“Period	EBITDA	Amount
1/1/04-6/30/04	$1,800,000	$3,500,000
1/1/04-7/31/04	$1,800,000	$3,500,000
1/1/04-8/31/04	$1,800,000	$3,500,000
1/1/04-9/30/04	$3,600,000	$2,000,000
1/1/04-10/31/04	$3,600,000	$2,000,000
1/1/04-11/30/04	$3,600,000	$2,000,000
Twelve month period ending 12/31/04 and the twelve month period ending on the last day of each calendar month thereafter	$5,500,000	$0”

provided, that if after any such reduction of the Uncollateralized Guaranty Amount, EBITDA for any twelve month period ceases to be above $5,500,000, the Uncollateralized Guaranty Amount shall automatically and without further action by any party increase and reinstate to the Uncollateralized Guaranty Amount corresponding to such EBITDA (and if EBITDA for any later twelve-month period falls below $1,800,000, the Uncollateralized Guaranty Amount shall be increased back to the full original Uncollateralized Guaranty Amount) regardless of whether the Uncollateralized Guaranty Amount had previously been reduced to zero. All calculations of EBITDA shall be made in accordance with the requirements of the Credit Agreement. The effective date of any reduction of the Uncollateralized Guaranty Amount shall be the date which is 10 Business Days after which the Companies deliver a properly completed Compliance

Certificate for the relevant period specified in the chart above to the Administrative Agent; provided that if the Administrative Agent disagrees with any such EBITDA calculation, the Uncollateralized Guaranty Amount shall not be subject to reduction until Akorn’s independent auditor has confirmed such EBITDA calculation in writing as complying with GAAP and the requirements of the Credit Agreement. The Uncollateralized Guaranty Amount shall not be subject to reduction at any time that a Default or an Event of Default has occurred and is continuing under the Credit Agreement (but such Default or Event of Default shall not affect any prior reduction in accordance with this Guaranty). No reduction of the Uncollateralized Guaranty Amount shall affect the undersigned’s obligations with respect to the full L/C Collateralized Guaranty Amount or any costs or expenses of collection hereunder (neither of which shall be subject to reduction).”

     Notwithstanding the foregoing, if prior to a date which is within 91 days after the receipt of any Novadaq Payoff Amount (as hereinafter defined), there is then pending a petition in bankruptcy court against either Company and there is then existing a claim or argument that all or any portion of the Novadaq Payoff is a fraudulent transfer or a preferential payment, or should otherwise be set aside, then the amendments to the Kapoor Guaranty set forth in this Section 12 shall be null and void and the Kapoor Guaranty shall reinstate on its original terms. As used herein, the “Novadaq Payoff Amount” means all amounts received by the Administrative Agent, on behalf of the Lenders, in prepayment of the Term Loans from the Companies as a result of the sale (the "Novadaq Sale”) of Akorn’s equity interest in Novadaq Technologies Inc. Upon the Administrative Agent’s receipt of any additional proceeds from the Novadaq Sale, the Administrative Agent and the Lenders agree to reduce the “L/C Collateralized Guarantee Amount” (as defined in the Kapoor Guaranty) by the amount so received. By signing as indicated below, Dr. John N. Kapoor and the Kapoor Trust hereby (i) acknowledge and consent to this Amendment, (ii) agree to the amendment and conditions set forth in this Section 12 with respect to the Kapoor Guaranty, and (iii) ratify, confirm and reaffirm their obligations under the Kapoor Guaranty (as amended hereby) and agree that the Kapoor Guaranty (as amended hereby) is in full force and effect.

     13.     Acknowledgment. Each of the Companies, Kapoor and the Kapoor Trust hereby waives, discharges and forever releases the Administrative Agent and each of the Lenders, and each of said Person’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that they have or may have had at any time through (and including) the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to them or whether any such claims, causes of action, allegations or assertions arose as a result of the Administrative Agent’s or any Lender’s actions or omissions in connection with the Credit Agreement or any other Loan Document, including any amendments or modifications thereto, or otherwise.

[signature page follows]

     The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

AKORN, INC., a Louisiana corporation
By:
Title:

AKORN (NEW JERSEY), INC., an Illinois corporation
By:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender
By:
Title:

Dr. John N. Kapoor

THE JOHN N. KAPOOR TRUST DTD 9/20/89
By:
Dr. John N. Kapoor, as trustee